UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2010
WCA Waste Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50808	20-0829917
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

One Riverway, Suite 1400
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 292-2400
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
     On January 15, 2010, WCA Waste Corporation (the “Company”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with Joseph E.. LoConti, Daniel J. Clark, Gregory J. Skoda Revocable Trust and Patricia A. Skoda Revocable Trust (collectively, the “Stockholders”).
     The Stockholders’ Agreement provides that, unless approved by a majority of the members of the Board of Directors, the Stockholders will not, subject to certain exclusions, acquire more than 30% of any class of the Company’s voting securities (the “Maximum Ownership Limitation”) or sell or transfer shares of the Company’s common stock representing more than 10% of the Company’s common stock in any single transaction or series of related transactions to any person or entity. In addition, the Stockholders have agreed to vote their shares of the Company’s voting stock at all meetings of the Company’s stockholders and shall vote such shares in a manner recommended by the majority of the members of the Company’s Board of Directors.
     The obligations of the Stockholders under the Stockholders’ Agreement, other than the Maximum Ownership Limitation, terminate in the event that either Tom Fatjo, Jr., the Chief Executive Officer of the Company, or Jerome M. Kruszka, the President of the Company, are no longer serving in such capacities, respectively. In addition, the Stockholders’ Agreement will terminate on the earlier of (i) January 15, 2015 or (ii) the 180th day after the date on which the Stockholders collectively own voting securities representing less than 5% of the outstanding voting power represented by all of the Company’s voting securities then outstanding.
     The foregoing description of the Stockholders’ Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Stockholders’ Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective January 15, 2010, the Company appointed Daniel J. Clark to its Board of Directors to fill the vacancy created by the resignation of Ballard O. Castleman effective December 31, 2009. The Board of Directors has affirmatively determined that Mr. Clark is an “independent director” as such term is defined in Nasdaq Listing Rule 5605(a)(2).
     Daniel J. Clark. Since 2000, Mr. Clark has served as a principal of United Nations Insurance Agency, a privately held company that engages in underwriting surety bonds in the waste industry. Mr. Clark has been responsible for the strategic planning and implementation for national surety programs, the fiscal management of a waste industry surety bond portfolio and the development and supervision of national marketing campaigns. From 1997 to 2000, Mr. Clark served as Senior Vice President of Corporate Relations for Century Business Services, Inc. From 1983 to 1993, Mr. Clark served as Chief of Staff for United States Congressman Edward F. Feighan. Mr. Clark received a B.A. in Political Science from Kalamazoo College and a J.D. from the Cleveland State University Marshall College of Law.
     Mr. Clark is a party to the Stockholders’ Agreement with the Company that is described in Item 1.01 above. The description of the Stockholders’ Agreement set forth in Item 1.01 is incorporated into this Item 5.02 by reference. Mr. Clark was not appointed to the Board of Directors pursuant to any arrangement or understanding between him and the Company or any other party.
     In addition, on January 13, 2010, the Company appointed Preston R. Moore, Jr. to serve on the Audit Committee of the Board of Directors. Mr. Moore replaces Ballard O. Castleman who served on the Company’s Audit Committee until his resignation from the Board of Directors on December 31, 2009.
Item 9.01 — Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
10.1	Stockholders’ Agreement dated January 15, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION
Date: January 15, 2010	/s/ Charles A. Casalinova
Charles A. Casalinova
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stockholders’ Agreement dated January 15, 2010